Exhibit 99.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form F-1 of Lion Group Holding Ltd. (the “Company”) of our report dated March 20, 2020, with respect to our audit of the Company’s financial statements as of February 29, 2020, and for the period from February 11, 2020 (inception) through February 29, 2020, which appears in the Prospectus as part of this Registration Statement. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/S/ UHY LLP

New York, New York

September 11, 2020